Exhibit 99.1
ADM Reports Fourth Quarter and Full-Year 2024 Results; Provides 2025 Guidance

Full-Year Reported EPS2 of $3.65, Adjusted EPS1,2 of $4.74

Announces Targeted Actions to Deliver $500 - $750 Million in Cost Savings

Announces Increase in Quarterly Dividend

CHICAGO, February 4, 2025—ADM (NYSE: ADM) today reported financial results for the fourth quarter and full year ended December 31, 2024.

Full-Year 2024 Highlights
•Net earnings of $1.8 billion, adjusted net earnings1 of $2.3 billion
•Earnings per share2 of $3.65, with adjusted earnings per share1,2 of $4.74, both down versus the prior year
•Trailing four-quarter average return on invested capital (ROIC) of 6.7%, trailing four-quarter average adjusted return on invested capital (ROIC)1 of 8.3%

2024 cash flows from operating activities were $2.8 billion, with cash flows from operations before working capital1,3 of $3.3 billion, as compared to 2023 cash flows from operating activities of $4.5 billion and cash flows from operations before working capital1,3 of $4.7 billion.

Board Chair and CEO Juan Luciano commented, “With softer market conditions and policy uncertainty around the world going into 2025, we are focused on improving our operational performance, accelerating costs savings, and simplifying our portfolio. As part of that effort, we are announcing targeted actions to deliver $500 – 750 million in cost savings over the next several years. This represents a continuation of ADM’s commitment to drive simplification and better align our resources to deliver long-term sustainable growth.

“We will also maintain our disciplined and balanced approach to capital allocation, including prioritizing selective strategic investments with strong return potential and returning cash to shareholders. In line with this, we are announcing a 2% increase in our quarterly dividend.”

Fourth Quarter and Full-Year 2024 Results

4Q 2024 Results Overview
($ in millions except per share amounts)
	Earnings Before Income Taxes	EPS[2] (as reported)
GAAP	$667	$1.17
vs. 4Q 2023	(9)%	10%

	Total Segment Operating Profit[1]	Adjusted EPS[1,2]
NON-GAAP	$1,051	$1.14
vs 4Q 2023	(16)%	(16)%

1 Non-GAAP financial measures; see pages 7-9 and 14-16 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.
3 Cash flows from operations before working capital is cash flows from operating activities of $2,780 million excluding the changes in working capital of $(519) million in YTD 2024. Cash flows from operations before working capital is cash flows from operating activities of $4,460 million excluding the changes in working capital of $(267) million in YTD 2023

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FY 2024 Results Review

($ in millions except per share amounts)
	Earnings Before Income Taxes	EPS[2] (as reported)
GAAP	$2,255	$3.65
vs. FY 2023	(47)%	(43)%

	Total Segment Operating Profit[1]	Adjusted EPS[1,2]
NON-GAAP	$4,209	$4.74
vs FY 2023	(28)%	(32)%
1 Non-GAAP financial measures; see pages 7-9 and 14-16 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.

Summary of Fourth Quarter and Full Year 2024
For the fourth quarter ended December 31, 2024, earnings before income taxes were $667 million, down (9)% versus the prior year quarter. Earnings per share on a GAAP basis were $1.17, up 10% from the prior year quarter, and adjusted earnings per share were $1.14, down (16)% versus the prior year quarter. Total segment operating profit was $1,051 million, down (16)% versus the prior year quarter, and excluded specified items of $(36) million related to gain on sale of assets and lowering of contingency liability reserves.

For the full year, earnings before income taxes were $2.3 billion, down (47)% versus the prior year. Earnings per share on a GAAP basis were $3.65 and adjusted earnings per share were $4.74, both lower versus the prior year. Total segment operating profit was $4.2 billion, down (28)% versus the prior year, and excluded specified items of $480 million primarily related to the Wilmar investment impairment, Nutrition trade name impairments, and gain on asset sales.

4Q 2024 Segment Overview

($ in millions, except where noted)	4Q 2024	4Q 2023[2]	% Change[3]
Total Segment Operating Profit[1]	$1,051	$1,253	(16)%
Segment Operating Profit:
Ag Services & Oilseeds	644	954	(32)%
Carbohydrate Solutions	319	309	3%
Nutrition	88	(10)	NM

3 NM: Not Meaningful. Percentage increases above 200% or when one period includes income and other period includes loss are considered not meaningful

FY 2024 Segment Overview

($ in millions, except where noted)	FY 2024	FY 2023[2]	% Change
Total Segment Operating Profit[1]	$4,209	$5,869	(28)%
Segment Operating Profit:
Ag Services & Oilseeds	2,447	4,067	(40)%
Carbohydrate Solutions	1,376	1,375	—%
Nutrition	386	427	(10)%

1 Non-GAAP financial measures; see pages 7-9 and 14-16 for explanations and reconciliations.

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Ag Services and Oilseeds Summary

AS&O segment operating profit was $644 million during the fourth quarter of 2024, down (32)% compared to the prior year quarter.

The Ag Services subsegment operating profit was 19% higher versus the prior year quarter, due to higher origination volumes and margins in North America, supported by improved river conditions. The subsegment also had benefits from positive timing impacts, as well as higher destination marketing volumes and margins in Global Trade.

The Crushing subsegment operating profit was (46)% lower versus the prior year quarter, as increased industry run rates, higher manufacturing costs, and biofuel and trade policy uncertainty drove lower executed crush margins in North America, partially offset by higher margins and volumes in EMEA. There were immaterial net mark-to-market timing effects during the quarter compared to approximately $35 million of net positive impacts in the prior year quarter. The current quarter also included $52 million of insurance proceeds for the partial settlement of the Decatur East and West claim.

The Refined Products and Other (RPO) subsegment operating profit was (57)% lower versus the prior year quarter, as biofuel and trade policy uncertainty, increased pre-treatment capacity, and higher imports of used cooking oil negatively impacted margins in Europe and North America. Softer demand from food customers in North America negatively impacted refining margins compared to the prior year. During the quarter, there were approximately $50 million of net negative mark-to-market timing effects compared to approximately $5 million of net positive impacts in the prior year quarter.

Equity earnings from the Company’s investment in Wilmar were approximately (20)% lower versus the prior year period.

For the full year, the AS&O segment operating profit was $2.4 billion, (40)% lower compared to 2023.

In the Ag Services subsegment, operating profit was (39)% lower versus the prior year, as slower farmer selling and higher logistics costs related industry take-or-pay commitments negatively impacted the South American origination environment.

In the Crushing subsegment, operating profit was $844 million, (35)% lower versus the prior year, as ample supplies out of South America drove more balanced supply and demand conditions, leading to lower crush margins. For 2024, there were approximately $20 million of net positive mark-to-market timing effects, compared to approximately $185 million of net positive impacts in the prior year. The full year also included $76 million of insurance proceeds for the partial settlement of the Decatur East and West claims related to incidents in 2023.

The RPO subsegment operating profit was $552 million, (58)% lower versus the prior year, as increased pre-treatment capacity at renewable diesel facilities and higher imports of used cooking oil drove significantly lower biodiesel and refining margins. For 2024, there were approximately $195 million of net negative mark-to-market timing effects, compared to approximately $235 million of net positive impacts in the prior year.

Equity earnings from the Company’s investment in Wilmar were $336 million in 2024, approximately 11% higher than the prior year.

4Q 2024 AS&O Overview

($ in millions, except where noted)	4Q 2024	4Q 2023	% Change
Segment Operating Profit	$644	$954	(32)%
Ag Services	254	214	19%
Crushing	212	389	(46)%
Refined Products and Other	121	280	(57)%
Wilmar	57	71	(20)%

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FY 2024 AS&O Overview

($ in millions, except where noted)	FY 2024	FY 2023	% Change
Segment Operating Profit	$2,447	$4,067	(40)%
Ag Services	715	1,168	(39)%
Crushing	844	1,290	(35)%
Refined Products and Other	552	1,306	(58)%
Wilmar	336	303	11%

Carbohydrate Solutions Summary
Carbohydrate Solutions segment operating profit was $319 million during the fourth quarter of 2024, up 3% compared to the prior year quarter.

The Starches & Sweeteners (S&S) subsegment decreased (3)%, versus the prior year quarter, as higher volumes and margins in North America were offset by lower co-product values and margins in EMEA. The current quarter also included $37 million of insurance proceeds related to both the partial settlement of the Decatur East and West insurance claim.

In the Vantage Corn Processor (VCP) subsegment, operating profit increased due to higher ethanol export volumes and improved ethanol margins relative to the prior year quarter.

For the full year, Carbohydrate Solutions segment operating profit was $1.4 billion, flat compared to the prior year. In S&S, strong margins and volumes in North America were offset by weaker domestic ethanol margins, co-product values, and margins in EMEA. In 2024, there were $84 million of insurance proceeds related to the partial settlement of the Decatur East and West claims. In VCP, operating profit declined relative to the prior year, as strong exports volumes were more than offset by lower margins due to higher industry production and inventory levels.

4Q 2024 Carbohydrate Solutions Overview

($ in millions, except where noted)	4Q 2024	4Q 2023	% Change[1]
Segment Operating Profit	$319	$309	3%
Starches and Sweeteners	304	312	(3)%
Vantage Corn Processors	15	(3)	NM

1 NM: Not Meaningful. Percentage increases above 200% or when one period includes income and other period includes loss are considered not meaningful

FY 2024 Carbohydrate Solutions Overview

($ in millions, except where noted)	FY 2024	FY 2023	% Change
Segment Operating Profit	$1,376	$1,375	—%
Starches and Sweeteners	1,343	1,329	1%
Vantage Corn Processors	33	46	(28)%

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Nutrition Summary
Nutrition segment operating profit was $88 million during the fourth quarter of 2024, an increase from the segment operating loss of $(10) million in the prior year quarter.

Human Nutrition subsegment operating profit was $62 million compared to a loss of $(25) million in the prior year quarter. Results were higher due to the lapping of previously disclosed non-recurring negative impacts from the prior year, higher volumes and improved mix, and strong performance by recent M&A, partially offset by higher costs. During the quarter, there were also negative impacts due to higher costs of goods sold associated with the termination of an unfavorable supply agreement. The current quarter also included $46 million of insurance proceeds related to the partial settlement of the Decatur East claim.

In the Animal Nutrition subsegment, operating profit was $26 million, up relative to the prior year quarter, as cost optimization actions and lower input costs supported higher margins.

For the full year, Nutrition segment operating profit was $386 million, (10)% lower versus the prior year.

Human Nutrition subsegment operating profit of $327 million was (22)% lower than the prior year, driven primarily by negative impacts related to unplanned downtime at Decatur East and lower texturants pricing. The full year also included $71 million of insurance proceeds related to the partial settlement of the Decatur East claim.

Animal Nutrition subsegment operating profit of $59 million was higher compared to the prior year as cost optimization efforts and lower input costs supported higher margins.

4Q 2024 Nutrition Overview

($ in millions, except where noted)	4Q 2024	4Q 2023	% Change[1]
Segment Operating Profit	$88	$(10)	NM
Human Nutrition	62	(25)	NM
Animal Nutrition	26	15	73%

1 NM: Not Meaningful. Percentage increases above 200% or when one period includes income and other period includes loss are considered not meaningful

FY 2024 Nutrition Overview

($ in millions, except where noted)	FY 2024	FY 2023	% Change[1]
Segment Operating Profit	$386	$427	(10)%
Human Nutrition	327	417	(22)%
Animal Nutrition	59	10	NM

1 NM: Not Meaningful. Percentage increases above 200% or when one period includes income and other period includes loss are considered not meaningful

Corporate and Other Business Summary
For the fourth quarter, Other business contributed operating profit of $47 million, down 68% compared to the prior year quarter due to lower Captive insurance results from higher claim losses. ADM Investor Services results decreased on lower interest income.

For the full year, Other business contributed operating profit of $247 million, down 34% compared to the prior year due to lower Captive insurance results from higher claim settlements. Included in claim settlements were partial settlements of $231 million for the Decatur East and West insurance claims of which $133 million was from reinsurers during the fourth quarter.
In Corporate for the fourth quarter, unallocated corporate costs decreased versus the prior year due to $52 million in lower incentive compensation, partially offset by $28 million of increased legal fees.

In Corporate for the full year, unallocated corporate costs increased versus the prior year on higher global technology investments to support digital transformation efforts, $103 million in increased legal fees and $38
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million in increased financing costs, partially offset by lower incentive compensation. Other Corporate was favorable compared to last year’s investment valuation losses.

Outlook3
The Company provided guidance for the full year 2025. ADM expects adjusted earnings per share in the range of $4.00 to $4.75 per share1,2, reflecting weaker market fundamentals and on-going biofuel and trade policy uncertainty.

1 Non-GAAP financial measures; see pages 7-9 and 14-16 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.
3 Forecasted GAAP Earnings Reconciliation: ADM is not presenting forecasted GAAP earnings per diluted share or a quantitative reconciliation to forecasted adjusted earnings per share in reliance on the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K. ADM is unable to predict with reasonable certainty and without unreasonable effort the impact of any impairment and timing of restructuring-related and other charges, along with acquisition-related expenses and the outcome of certain regulatory, legal and tax matters. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Earnings.

Targeted Actions to Deliver Cost Savings

The Company announced today targeted actions to deliver between $500 - $750 million in cost savings over the next 3 - 5 years. These proactive actions will further reduce the Company's costs in response to ongoing market challenges, including global legislative and regulatory policy uncertainty. Specifically, ADM expects to achieve the majority of the cost savings on an annual run-rate basis through improvement in manufacturing costs, reduction in purchased materials and services, and targeted workforce reduction. The Company currently expects a targeted workforce reduction of approximately 600 - 700 roles globally in 2025.

Dividend

ADM’s Board of Directors has declared a cash dividend of $51.0 cents per share, up from $50.0 cents per share, on the company’s common stock. The dividend is payable on March 11, 2025 to shareholders of record on February 18, 2025. This is ADM’s 93rd consecutive year of uninterrupted dividends.

Conference Call Information

ADM will host a webcast today, February 4, 2025, at 9 a.m. Central Time to discuss financial results and outlook. To listen to the webcast, go to www.adm.com/webcast. A replay of the webcast will also be available for an extended period of time at www.adm.com/webcast.

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re an essential global agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. We’re a premier human and animal nutrition provider, offering one of the industry’s broadest portfolios of ingredients and solutions from nature. We’re a trailblazer in health and well-being, with an industry-leading range of products for consumers looking for new ways to live healthier lives. We’re a cutting-edge innovator, guiding the way to a future of new consumer and industrial solutions. And we're a leader in sustainability, scaling across entire value chains to help decarbonize the multiple industries we serve. Around the globe, our innovation and expertise are meeting critical needs while nourishing quality of life and supporting a healthier planet. Learn more at www.adm.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact included in this release, are forward-looking statements. You can identify forward-looking statements by the fact they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “outlook,” “will,” “should,” “can have,” “likely,” “forecasted”, and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward-looking statements are subject to significant risks, uncertainties and changes in circumstances that could cause actual results and outcomes to differ materially from the forward-looking statements. These forward-looking
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statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, without limitation, those described in the Company’s most recent Annual Report on Form 10-K/A and in other documents that the Company files or furnishes with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, ADM does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this announcement, whether as a result of new information, future events, changes in assumptions or otherwise.

Non-GAAP Financial Measures

The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States, and should be considered in addition to, not in lieu of, GAAP reported measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this press release.

Adjusted net earnings and Adjusted earnings per share (EPS). Adjusted net earnings reflects ADM’s reported net earnings after removal of the effect on net earnings of specified items as more fully described in the reconciliation tables below. Adjusted EPS reflects ADM’s fully diluted EPS after removal of the effect on EPS as reported of specified items as more fully described in the reconciliation tables below. Management believes that Adjusted net earnings and Adjusted EPS are useful measures of ADM’s performance because they provide investors additional information about ADM’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. These non-GAAP financial measures are not intended to replace or be alternatives to net earnings and EPS as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s diluted shares outstanding for each respective period in order to arrive at an adjusted EPS amount for each specified item.

Total segment operating profit. Total segment operating profit is ADM’s consolidated earnings before income taxes adjusted for Other business, Corporate, and specified items as more fully described in the reconciliation tables below. Management believes that total segment operating profit is a useful measure of ADM’s performance because it provides investors information about ADM’s reportable segment performance excluding other business, corporate overhead costs as well as specified items. Total segment operating profit is not a measure of consolidated operating results under U.S. GAAP and should not be considered an alternative to earnings before income taxes, the most directly comparable GAAP financial measure, or any other measure of consolidated operating results under U.S. GAAP.

Adjusted Return on Invested Capital (ROIC). Adjusted ROIC is Adjusted ROIC earnings divided by adjusted invested capital. Adjusted ROIC earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense on borrowings and specified items. Adjusted invested capital is the sum of ADM’s equity (excluding redeemable and non-redeemable noncontrolling interests) and interest-bearing liabilities (which totals invested capital), adjusted for specified items. Management believes Adjusted ROIC is a useful financial measure because it provides investors information about ADM’s returns excluding the impacts of specified items and increases period-to-period comparability of underlying business performance. Management uses Adjusted ROIC to measure ADM’s performance by comparing Adjusted ROIC to its weighted average cost of capital (WACC). Adjusted ROIC, Adjusted ROIC earnings and Adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest on borrowings, taxes, depreciation, and amortization, adjusted for specified items. The Company calculates adjusted EBITDA by removing the impact of specified items and adding back the amounts of income tax expense, interest expense on borrowings, and depreciation and amortization to net earnings. Management believes that EBITDA and adjusted EBITDA are useful measures of the Company’s performance because they provide investors additional information about the Company’s operations allowing
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better evaluation of underlying business performance and better period-to-period comparability. EBITDA and adjusted EBITDA are non-GAAP financial measures and are not intended to replace or be an alternative to net earnings, the most directly comparable GAAP financial measure.

Cash flows from operations before working capital is defined as cash flows from operating activities excluding the changes in operating assets and liabilities as presented in the Company’s consolidated statement of cash flows. Management believes that cash flows from operations before working capital is a useful measure of the Company’s cash generation. Cash flows from operations before working capital is a non-GAAP financial measure and is not intended to replace or be an alternative to cash from operating activities, the most directly comparable GAAP financial measure.

Media Contact
Brett Lutz
media@adm.com
312-634-8484

Investor Relations
Megan Britt
Megan.Britt@adm.com
872-257-8378

Financial Tables Follow

Source: Corporate Release
Source: ADM
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Total Segment Operating Profit (a non-GAAP financial measure) and Corporate Results
(unaudited)

	Quarter ended			Year ended
	December 31			December 31
(In millions)	2024	2023	Change	2024	2023	Change

Earnings before income taxes	$667	$734	$(67)	$2,255	$4,294	$(2,039)
Other Business (earnings) loss	(47)	(146)	99	(247)	(375)	128
Corporate	467	501	(34)	1,721	1,606	115
Specified items:
(Gain) loss on sales of assets	(10)	(7)	(3)	(10)	(17)	7
Impairment and restructuring charges and settlement contingencies	(26)	171	(197)	490	361	129
Total Segment Operating Profit	$1,051	$1,253	$(202)	$4,209	$5,869	$(1,660)

Segment Operating Profit:
Ag Services and Oilseeds	$644	$954	$(310)	$2,447	$4,067	$(1,620)
Ag Services	254	214	40	715	1,168	(453)
Crushing	212	389	(177)	844	1,290	(446)
Refined Products and Other	121	280	(159)	552	1,306	(754)
Wilmar	57	71	(14)	336	303	33

Carbohydrate Solutions	$319	$309	$10	$1,376	$1,375	$1
Starches and Sweeteners	304	312	(8)	1,343	1,329	14
Vantage Corn Processors	15	(3)	18	33	46	(13)

Nutrition	$88	$(10)	$98	$386	$427	$(41)
Human Nutrition	62	(25)	87	327	417	(90)
Animal Nutrition	26	15	11	59	10	49

Corporate Results	$(467)	$(501)	$34	$(1,721)	$(1,606)	$(115)

Interest expense - net	(131)	(105)	(26)	(482)	(431)	(51)
Unallocated corporate costs	(302)	(336)	34	(1,205)	(1,144)	(61)
Other	(20)	(58)	38	(4)	(24)	20
Specified items:
Expenses related to acquisitions	(3)	(1)	(2)	(7)	(7)	—
Gain on debt conversion option	—	—	—	—	6	(6)
Restructuring (charges) adjustment	(11)	(1)	(10)	(23)	(6)	(17)

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Consolidated Statements of Earnings
(unaudited)

	Quarter ended		Year ended
	December 31		December 31
	2024	2023	2024	2023
	(in millions, except per share amounts)

Revenues	$21,498	$22,978	$85,530	$93,935
Cost of products sold (1)	20,140	21,238	79,752	86,422
Gross profit	1,358	1,740	5,778	7,513
Selling, general, and administrative expenses (2)	943	919	3,706	3,456
Asset impairment, exit, and restructuring costs	13	196	545	342
Equity in (earnings) losses of unconsolidated affiliates	(123)	(143)	(621)	(551)
Interest and investment income	(162)	(71)	(562)	(499)
Interest expense (3)	179	165	706	647
Other (income) expense - net (4,5)	(159)	(60)	(251)	(176)
Earnings before income taxes	667	734	2,255	4,294
Income tax expense (benefit) (6)	106	192	476	828
Net earnings including non-controlling interests	561	542	1,779	3,466

Less: Net earnings (losses) attributable to non-controlling interests	(6)	(23)	(21)	(17)
Net earnings attributable to ADM	$567	$565	$1,800	$3,483

Diluted earnings per common share	$1.17	$1.06	$3.65	$6.43

Average diluted shares outstanding	484	531	493	542

(1) Includes $26 million in the current quarter and YTD related to import duty contingent liability reversal. Includes a contingency loss adjustment of $13 million related to import duties in the prior-year quarter, and a net reversal of charges related to inventory writedowns of $5 million and a net contingency loss provision of $49 million related to import duties in the prior YTD.

(2) Includes acquisition-related expenses of $3 million and $7 million in the current quarter and YTD, respectively. Includes acquisition-related expenses of $1 million and $7 million in the prior-year quarter and YTD, respectively, and a contingency loss of $8 million in the prior-year YTD.

(3) Includes (gains) losses related to the mark-to-market adjustment of the conversion option of the exchangeable bond issued in August 2020 ($6) million in the prior-year YTD.

(4) Includes net (gains) losses related to the sale of certain assets of $(10) million and $(11) million in the current quarter and YTD, respectively, and ($7) million and ($17) million in the prior-year quarter and YTD, respectively.

(5) Includes a contingency loss adjustment of $11 million in the prior-year quarter and YTD.

(6) Includes the tax expense (benefit) impact of specified items and tax discrete items totaling $5 million and $28 million in the current quarter and YTD, respectively, and ($11) million and ($49) million in the prior-year quarter and YTD, respectively.

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Summary of Financial Condition
(unaudited)

	December 31, 2024	December 31, 2023
	(in millions)
Net Investment In
Cash and cash equivalents	$611	$1,368
Short-term marketable securities	246	—
Operating working capital	9,501	9,843
Property, plant, and equipment	10,837	10,508
Investments in affiliates	5,276	5,500
Goodwill and other intangibles	6,769	6,341
Other non-current assets	2,670	2,515
	$35,910	$36,075
Financed By
Short-term debt	$1,903	$105
Long-term debt, including current maturities	8,254	8,260
Deferred liabilities	3,322	3,245
Temporary equity	253	320
Shareholders’ equity	22,178	24,145
	$35,910	$36,075

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Summary of Cash Flows
(unaudited)

	Year ended
	December 31
	2024	2023
	(in millions)
Cash flows from operating activities
Net earnings	$1,779	$3,466
Depreciation and amortization	1,141	1,059
Asset impairment charges	519	309
(Gains) losses on sales/revaluation of assets	(12)	38
Other - net	(128)	(145)
Other changes in operating assets and liabilities	(519)	(267)
Net cash provided by operating activities	2,780	4,460

Cash flows from investing activities
Purchases of property, plant and equipment	(1,563)	(1,494)
Net assets of businesses acquired	(936)	(23)
Proceeds from sale of business/assets	46	60
Marketable securities - net	(223)	—
Investments in affiliates	(47)	(18)
Other investing activities	3	(21)
Net cash provided by investing activities	(2,720)	(1,496)

Cash flows from financing activities
Long-term debt borrowings	27	501
Long-term debt payments	(1)	(963)
Net borrowings (payments) under lines of credit	1,800	(390)
Share repurchases	(2,327)	(2,673)
Cash dividends	(985)	(977)
Acquisition of noncontrolling interest	(8)	—
Other	(8)	(102)
Net cash used for financing activities	(1,502)	(4,604)
Effect of exchange rate on cash, cash equivalents, restricted cash, and restricted cash equivalents	(24)	(3)
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	(1,466)	(1,643)
Cash, cash equivalents, restricted cash, and restricted cash equivalents - beginning of year	5,390	7,033
Cash, cash equivalents, restricted cash, and restricted cash equivalents - end of year	$3,924	$5,390

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Segment Operating Analysis
(unaudited)

	Quarter ended		Year ended
	December 31		December 31
	2024	2023	2024	2023
	(in ‘000s metric tons)
Processed volumes (by commodity)
Oilseeds	9,050	8,841	35,719	34,899
Corn	4,708	4,718	18,541	18,067
Total processed volumes	13,758	13,559	54,260	52,966

	Quarter ended		Year ended
	December 31		December 31
	2024	2023	2024	2023
	(in millions)
Revenues
Ag Services and Oilseeds	$16,874	$18,524	$66,516	$73,426
Carbohydrate Solutions	2,750	2,631	11,234	12,874
Nutrition	1,774	1,721	7,349	7,211
Total Segment Revenues	21,398	22,876	85,099	93,511
Other Business	100	102	431	424
Total Revenues	$21,498	$22,978	$85,530	$93,935

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Adjusted Net Earnings and Adjusted Earnings Per Share
Non-GAAP financial measures
(unaudited)

	Quarter ended December 31				Year ended December 31
	2024		2023		2024		2023
	In millions	Per share	In millions	Per share	In millions	Per share	In millions	Per share
Net earnings and fully diluted EPS	$567	$1.17	$565	$1.06	$1,800	$3.65	$3,483	$6.43
Adjustments:
Loss (gain) on sales of assets and businesses (a)	(8)	(0.02)	(5)	—	(8)	(0.02)	(12)	(0.03)
Impairment and restructuring charges and settlement contingencies (b)	(11)	(0.02)	158	0.30	512	1.04	310	0.57
Expenses related to acquisitions (c)	2	0.01	1	—	5	0.01	6	0.01
Gain on debt conversion option (d)	—	—	—	—	—	—	(6)	(0.01)
Tax adjustment (e)	—	—	1	—	30	0.06	4	0.01
Sub-total adjustments	(17)	(0.03)	155	0.30	539	1.09	302	0.55
Adjusted net earnings and adjusted EPS	$550	$1.14	$720	$1.36	$2,339	$4.74	$3,785	$6.98

(a)Current quarter and YTD gain of $10 million and $11 million pretax ($8 million and $8 million after tax), respectively, was related to the sale of certain assets, tax effected using the applicable tax rates. Prior-year quarter and YTD gains of $7 million and $17 million pretax ($5 million and $12 million after tax), respectively was related to the sale of certain assets, tax effected using the applicable tax rates.
(b)Current quarter and YTD charges of $10 million and $539 million pretax ($9 million and $532 million after tax), respectively, were related to the impairment of certain long-lived assets, other intangibles, and restructuring. Also included in the current quarter and YTD are contingency loss adjustments of $(26) million and $(26) million pretax ($(20) million and $(20) million after tax). Prior-year quarter and YTD charges of $196 million and $337 million pretax ($158 million and $310 million after tax), respectively, were related to the impairment of certain assets, restructuring, and settlement contingencies, tax effected using the applicable tax rates. Prior-year YTD charges were also partially offset by an insurance settlement, tax effected using the applicable tax rate.
(c)Current quarter and YTD expenses of $3 million and $7 million pretax ($2 million and $5 million after tax), respectively, were related to certain acquisitions, tax effected using the Company’s U.S. income tax rate. Prior quarter and YTD expenses of $1 million and $7 million pretax ($1 million and $6 million after tax), respectively, were related to certain acquisitions, tax effected using the Company’s U.S. income tax rate.
(d)Prior-year YTD gain on debt conversion of $6 million pretax ($6 million after tax), respectively, was related to the mark-to-market adjustment of the conversion option of the exchangeable bonds issued in August 2020, tax effected using the applicable tax rate.
(e)Tax expense adjustment due to certain discrete items totaling $0 million and $30 million in the current quarter and YTD, respectively, and $1 million and $4 million in the prior-year quarter and YTD, respectively.

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Adjusted Return on Invested Capital
A non-GAAP financial measure
(unaudited)

Adjusted ROIC Earnings (in millions)
					Four Quarters
	Quarter Ended				Ended
	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Dec. 31, 2024	Dec. 31, 2024

Net earnings attributable to ADM	$729	$486	$18	$567	$1,800
Adjustments:
Interest expense	115	135	124	132	506
Other adjustments	21	22	512	(22)	533
Total adjustments	136	157	636	110	1,039
Tax on adjustments	(27)	(32)	(30)	(36)	(125)
Net adjustments	109	125	606	74	914
Total Adjusted ROIC Earnings	$838	$611	$624	$641	$2,714

Adjusted Invested Capital (in millions)

	Quarter Ended				Trailing Four
	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Dec. 31, 2024	Quarter Average

Equity (1)	$23,219	$22,148	$21,974	$22,168	$22,377
+ Interest-bearing liabilities (2)	9,995	10,576	10,051	10,180	10,201
Other adjustments	21	22	512	(22)	133
Total Adjusted Invested Capital	$33,235	$32,746	$32,537	$32,326	$32,711

Adjusted Return on Invested Capital					8.3%

(1) Excludes non-controlling interests
(2) Includes short-term debt, current maturities of long-term debt, finance lease obligations, and long-term debt

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Adjusted Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA)
A non-GAAP financial measure
(unaudited)

The tables below provide a reconciliation of net earnings to adjusted EBITDA and adjusted EBITDA by segment for the trailing four quarters ended December 31, 2024.

					Four Quarters
	Quarter Ended				Ended
	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Dec. 31, 2024	Dec. 31, 2024
			(in millions)
Net earnings	$729	$486	$18	$567	$1,800
Net earnings (losses) attributable to noncontrolling interests	(10)	(5)	—	(6)	(21)
Income tax expense	166	115	90	106	476
Earnings before income taxes	885	596	108	667	2,255
Interest expense	115	135	124	132	506
Depreciation and amortization	280	286	288	287	1,141
(Gain) loss on sales of assets and businesses	—	—	(1)	(10)	(11)
Impairment and restructuring charges and settlement contingencies	18	7	504	(16)	513
Railroad maintenance expense	—	4	28	32	64
Expenses related to acquisitions	—	4	—	3	7
Adjusted EBITDA	$1,298	$1,032	$1,051	$1,095	$4,476

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